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                                                                   EXHIBIT 10.22

                         CROSS-INDEMNIFICATION AGREEMENT

        THIS CROSS-INDEMNIFICATION AGREEMENT (this "Agreement"), dated as of July 1, 2001, is entered into by and among THE ADVISORY BOARD COMPANY (the "Company"), DAVID G. BRADLEY (the "Selling Stockholder"), JEFFREY D. ZIENTS and MICHAEL D'AMATO (each of the Selling Stockholder, Mr. Zients and Mr. D'Amato, a "Stockholder" and collectively, the "Stockholders").

                                    RECITALS:

        WHEREAS, the Stockholders own all of the outstanding shares of the Company's capital stock (the "Common Stock"); and

        WHEREAS, the Company has elected to be taxed as an S Corporation under the Code; and

        WHEREAS, the Stockholders are now contemplating offering and selling their shares of Common Stock to the public (the "Initial Public Offering"); and

        WHEREAS, the Company plans, effective prior to the closing of the Initial Public Offering, to terminate its S Corporation election (the "Termination Date"); and

        WHEREAS, after the Termination Date, the Stockholders separately will continue to be liable for their own federal, state, and local income taxes on the Company's Tax Items that pass through to the Stockholders under the provisions of Subchapter S of the Code and any similar provisions of state and local law for all periods prior to the time the Company ceases to be an S Corporation, and the Company will be subject to a corporate level tax under Subchapter C of the Code and certain state and local taxing statutes for periods thereafter; and

        WHEREAS, the purpose of this Agreement is to set forth the agreement of the Company and the Stockholders with respect to certain adjustments to the federal, state and local personal income tax liability of the Stockholders attributable to Tax Items of the Company that pass through to the Stockholders under the provisions of Subchapter S of the Code and any similar provisions of state and local law for periods during which the Company is an S Corporation;

        NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        Section 1.1 For purposes of this Agreement the following definitions shall apply:

        "Accounting Firm" is defined in Section 4.1.

        "Adjustment" shall mean any final change in any Tax Item initiated by the IRS, state or local taxing authority or any other relevant taxing authority.
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        "Agreement" is defined in the preamble.

        "C Corporation" shall mean an "C corporation" within the meaning of
Section 1361 of the Code and any similar provisions of state and local law.

        "C Corporation Tax Benefit" shall mean a Tax Benefit of the Company with respect to any Post-Closing Period.

        "C Corporation Tax Detriment" shall mean a Tax Detriment of the Company with respect to any Post-Closing Period.

        "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect for the taxable period in question.

        "Common Stock" is defined in the recitals.

        "Company" is defined in the preamble.

        "Final Determination" shall mean the final resolution of any Income Tax liability (including all related interest and penalties) for a taxable period. A Final Determination shall result from the first to occur of:

               (i) the expiration of thirty (30) days after IRS acceptance of a Waiver, unless, within such period, the taxpayer gives notice to the other party of the taxpayer's intention to attempt to recover all or part of any amount paid pursuant to the Waiver by the filing of a timely claim for refund;

               (ii) a decision, judgment, decree or other order by a court of competent jurisdiction that is not subject to further judicial review (by appeal or otherwise) and has become final;

               (iii) the execution of a closing agreement under section 7121 of the Code or the acceptance by the IRS or its counsel of an offer in compromise under section 7122 of the Code or comparable agreements under the laws of other jurisdictions;

               (iv) the expiration of the time for filing a claim for refund or for instituting suit in respect of a claim for refund disallowed in whole or part by the IRS or other relevant taxing authority;

               (v) any other final disposition of the tax liability for such period by reason of the expiration of the applicable statute of limitations; or

               (vi) any other event that the parties agree is a final and irrevocable determination of the liability at issue.

        "Income Tax" shall mean federal income taxes and state and local taxes imposed upon, or measured by, income. Income Tax includes interest, penalties, and related additions to tax.


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        "Indemnitor" is defined in Section 3.2.

        "IRS" shall mean the United States Internal Revenue Service or any successor, including, but not limited to, its agents, representatives and attorneys.

        "Party" shall mean the Company, the Selling Stockholder, Mr. Zients or Mr. D'Amato (as the case may be).

        "Pre-Closing Period" shall mean any taxable period ending on or prior to the Termination Date.

        "Pro Rata Share" shall mean each Stockholder's proportionate share of Common Stock owned on the relevant date or held during the relevant period, which proportionate share shall be determined based on, among other things, (i) the number of shares of Common Stock held by the Stockholder on the relevant date or during the relevant period in comparison to the number of shares of Common Stock held by all Stockholders as of the relevant date or during the relevant period, and (ii) whether, and the extent to which, the Stockholder held shares of Common Stock on the relevant date or during the relevant period.

        "Post-Closing Period" shall mean any taxable period that is not a Pre-Closing Period.

        "S Corporation" shall mean an "S corporation" within the meaning of
Section 1361 of the Code and any similar provisions of state and local law.

        "S Corporation Tax Benefit" shall mean the aggregate Tax Benefit of the Stockholders resulting from an Adjustment to a Tax Item of the Company with respect to any Pre-Closing Period.

        "S Corporation Tax Detriment" shall mean the aggregate Tax Detriment of the Stockholders resulting from an Adjustment to a Tax Item of the Company with respect to any Pre-Closing Period.

        "Selling Stockholder" is defined in the preamble.

        "Stockholder" and "Stockholders" are defined in the preamble.

        "Tax Benefit" shall mean any decrease in the Income Tax liability of a Party for any taxable period as a result of an Adjustment. An Adjustment shall be deemed to result in a Tax Benefit to a Party only if, when and to the extent that such Party's Income Tax liability for a taxable period is less than it would have been if such liability were determined without regard to such Adjustment.

        "Tax Detriment" shall mean any increase in the Income Tax liability of a Party for any taxable period as a result of an Adjustment. An Adjustment shall be deemed to result in a Tax Detriment to a Party only if, when and to the extent that such Party's Income Tax liability for a taxable period is greater than it would have been if such liability were determined without regard to such Adjustment.


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        "Tax Item" shall mean any tax item (including, but not limited to, items of income, gain, loss, deduction, credit, recapture of credit, basis or adjusted basis) which affects the Income Taxes paid or payable by a Party.

        "Termination Date" is defined in the recitals.

        "Waiver" shall mean a Waiver of Restrictions on Assessment and Collection of Deficiency in Tax and Acceptance of Overassessment on Federal Revenue Form 870 or 870-AD (or any successor comparable form or the expiration of a comparable period with respect to any comparable agreement or form under the laws of other jurisdictions).

                                   ARTICLE II
                        INDEMNIFICATION FOR CERTAIN TAXES

        Section 2.1 If, based on a Final Determination, the Company is deemed to have been a C Corporation during any Pre-Closing Period, each Stockholder severally, but not jointly, agrees to contribute to the capital of the Company its Pro Rata Share of the amount necessary to hold the Company harmless from any Income Taxes (net of any refunds) arising from such Final Determination. Notwithstanding the foregoing, each Stockholder's obligation under this Section
2.1 shall be limited to the total distributions to the Stockholder made by the Company through and including the Termination Date, reduced by any Income Taxes (net of any refunds) of the Stockholders attributable to such distributions.

        Section 2.2 If there is an Adjustment with respect to a Tax Item of the Company which results in an S Corporation Tax Detriment and a corresponding C Corporation Tax Benefit, the Company shall pay to the Stockholders in proportion to their relative Tax Detriments (which collectively gave rise to the S Corporation Tax Detriment) an amount equal to the lesser of (i) such S Corporation Tax Detriment and (ii) such C Corporation Tax Benefit.

        Section 2.3 If there is an Adjustment with respect to a Tax Item of the Company which results in an C Corporation Tax Detriment and a corresponding S Corporation Tax Benefit, each Stockholder severally, but not jointly, shall pay to the Company in proportion to their relative Tax Benefits (which collectively gave rise to the S Corporation Tax Benefit) an amount equal to the lesser of (i) such C Corporation Tax Detriment and (ii) such S Corporation Tax Benefit.

        Section 2.4 Each Party must take all reasonable steps to secure in a timely manner any Tax Benefit to which they are entitled and which corresponds to a Tax Detriment covered by Sections 2.2 or 2.3 above.

        Section 2.5 Any payment required under this Article II shall be made within thirty (30) days after the date on which both the Tax Detriment and the corresponding Tax Benefit (as covered by Sections 2.2 or 2.3 above, respectively) have been recognized by the Parties except, if the Parties are unable to agree that such payment is due, such payment shall be made within thirty (30) days after a determination regarding such payment is made by the Accounting Firm pursuant to the procedures set forth in Article IV. Notwithstanding the foregoing, in the case of a deferred Tax Benefit which may be reasonably measured and calculated and which there is a reasonable expectation of recognition by the benefited Party, the Parties agree to deem such


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deferred Tax Benefit as currently recognized in an amount equal to the present value of such deferred Tax Benefit for purposes of any payment required under this Article II.

                                   ARTICLE III
              TAX FILINGS, COOPERATION AND EXCHANGE OF INFORMATION

        Section 3.1 With respect to any Pre-Closing Period, Arthur Andersen LLP (or such other accounting firm as the Stockholders and the Company shall mutually agree to in writing) shall prepare and file all tax returns of the Company for such taxable periods under the direction of the Stockholders. The Company shall be permitted to review and comment on each such tax return described in the preceding sentence prior to filing and to make revisions to such tax returns as the Parties agree after full, good faith consultation, or pursuant to the dispute resolution provisions set forth in Article IV hereof.

        Section 3.2 Whenever a Party becomes aware of an issue which could give rise to payment or indemnification from the other Party under Article II, such Party shall promptly give notice of the issue to the other Party (the "Indemnitor"). The Indemnitor and its representatives, at the Indemnitor's expense, shall be entitled to participate in all conferences, meetings or proceedings with the IRS or other taxing authority with respect to the issue. If the Indemnitor is more than one Stockholder, the Selling Stockholder shall participate in such conferences, meetings and proceedings with the Company, the IRS or the applicable taxing authority on behalf of all Stockholders.

        Section 3.3 The Parties agree to consult and cooperate fully with each other, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any tax returns pursuant to this
Article III and the audit, negotiation, settlement or litigation of any Adjustment that may give rise to any payment or an indemnification obligation under this Agreement. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information which are reasonably relevant to any such filing, audit, negotiation, settlement or litigation and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. All decisions with respect to such filing, audit, negotiation, settlement or litigation shall be made by the Parties after full, good faith consultation or pursuant to the dispute resolution provisions set forth in
Article IV hereof. Notwithstanding anything in this Article III to the contrary, the Stockholders, in their sole discretion, may elect to direct and control, at their own expense, any audit, negotiation, settlement or litigation of any issue which could give rise to payment or indemnification from the Stockholders under
Article II or otherwise adversely affect the Stockholders; provided, however, no final decision with respect to such audit, negotiation, settlement or litigation shall be made by the Stockholders without first complying with the provisions of the preceding sentence.

        Section 3.4 The Company agrees (i) to retain all books and records for any Pre-Closing Period in which the Company was taxable as an S Corporation until the expiration of the applicable statute of limitations (and, to the extent notified by the Stockholders, any extensions thereof), and (ii) to give the Stockholders reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Stockholders so request, they shall be allowed to take possession of such books and records.



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        Section 3.5   The Company shall not amend any Pre-Closing Period tax
return of the Company without the prior written consent of the Stockholders, and shall not take a position with respect to a Tax Item of the Company reflected on any Post-Closing Period tax return of the Company that is inconsistent with a position taken on a Pre-Closing Period tax return of the Company unless the Company either receives the prior written consent of the Selling Stockholder or such position will not result in an S Corporation Tax Detriment.

                                   ARTICLE IV
                                    DISPUTES

        Section 4.1 If the Parties are, after negotiation in good faith, unable to agree upon the appropriate application of this Agreement, the controversy shall be settled by the accounting firm (the "Accounting Firm") remaining on the list of firms set forth on Schedule A hereto after the Company and the Selling Stockholder, commencing with the Selling Stockholder, shall have objected seriatim to the other firms on the list. The decision of the Accounting Firm shall be final, and each of the Company and the Stockholders agree immediately to pay to the other any amount due under this Agreement pursuant to such decision or otherwise follow the decision or instructions of the Accounting Firm. The expenses of the Accounting Firm shall be borne one-half by the Company and one-half by the Stockholders (on a Pro Rata Share basis), unless the Accounting Firm specifies otherwise.

                                    ARTICLE V
                                  MISCELLANEOUS

        Section 5.1 Term of Agreement. This Agreement shall become effective as of the date of its execution and shall continue in full force and effect indefinitely.

        Section 5.2 Severability. If any term of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remainder of the terms set forth herein shall remain in full force and effect and shall in no way be impaired. The Parties stipulate that they would have executed the remaining terms without including any which may hereafter be declared unenforceable. In the event that any term is held to be unenforceable, the Parties shall use their best efforts to find an alternative means to achieve the same or substantially the same result as that contemplated by such term.

        Section 5.3 Assignment. Except by operation of law or in connection with the sale of all or substantially all the assets of the Company, this Agreement shall not be assignable, in whole or in part, directly or indirectly, by one Party without the prior written consent of the other Parties. Any attempt to assign any right or obligations arising under this Agreement without such consent shall be void. However, the provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

        Section 5.4 Further Assurances. Subject to the provisions of this Agreement, the parties shall acknowledge such other instruments and documents, and take all other actions, as may be reasonably required in order to effectuate the purposes of this Agreement.

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        Section 5.5   Parties in Interest. Except as herein otherwise
specifically provided, nothing in this Agreement expressed or implied is intended to confer any right or benefit upon any person, firm or corporation other than the Parties and their respective successors and permitted assigns.

        Section 5.6 Waivers, Etc. No failure or delay on the part of any Party in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No modification or waiver of any provision of this Agreement nor consent to any departure by any party therefrom shall in any event be effective unless it shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose which given.

        Section 5.7 Set-off. All payments to be made by any Party under this Agreement shall be made without set-off, counterclaim or withholding, all of which are expressly waived.

        Section 5.8 Change of Law. If, due to any change in applicable law or regulation or the interpretation thereof by any court or other governing body having jurisdiction subsequent to the date of this Agreement, performance of any provision of this Agreement shall be impracticable or impossible, the Parties shall use their best efforts to find alternative means to achieve the same or substantially the same results as are contemplated by such provision.

        Section 5.9 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning of any provision of this Agreement.

        Section 5.10 Counterparts. For the convenience of the Parties, any number of counterparts of this Agreement may be executed by the Parties and each executed counterpart shall be an original instrument.

        Section 5.11 Notices. All notices provided for in this Agreement shall be validly given if in writing and (i) delivered personally or (ii) sent by registered mail, postage prepaid, return receipt registered to the address set forth below:

        If to the Company:

               The Advisory Board Company
               The Watergate
               600 New Hampshire Avenue, N.W.
               Washington, D.C.  20037
               Attn.: David Felsenthal


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        If to the Stockholders:

               c/o The Advisory Board Company
               The Watergate
               600 New Hampshire Avenue, N.W.
               Washington, D.C.  20037
               Attn.: David Felsenthal

or to such other address as the parties may, from time to time, designate in a written notice given in a like manner to the other parties hereto. Notice given in person shall be deemed delivered when received (or when delivery is first refused) and notice given by mail shall be deemed delivered five (5) calendar days after the date mailed.

        Section 5.12 Governing Law. This Agreement shall be governed by the domestic substantive laws of the State of Delaware without regard to any choice or conflict of laws rule or provision that would cause the application of the domestic substantive laws of any other jurisdiction.

                            [Signature page follows.]

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        IN WITNESS WHEREOF, the undersigned have caused this
Cross-Indemnification Agreement to be duly executed as of the day and year first written above.

                                            The Advisory Board Company


                                            By:    /s/ FRANK WILLIAMS
                                                   -----------------------------
                                            Name:  Frank Williams
                                            Title: Chief Executive Officer


                                            /s/ DAVID G. BRADLEY
                                            ------------------------------------
                                            David G. Bradley

                                            /s/ JEFFREY D. ZIENTS
                                            ------------------------------------
                                            Jeffrey D. Zients

                                            /s/ MICHAEL D'AMATO
                                            ------------------------------------
                                            Michael D'Amato


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